ATS Corporation Announces Financial Results for the Second Quarter Ended June 30, 2010

•	Revenue of $29.2 million for the quarter and $59.8 million year to date, up 4% over year to date 2009
•	Fully diluted EPS of $0.05 for the quarter and $0.10 year to date, up 43% over year to date 2009
•	EBITDA (1) of $2.8 million for the quarter and $6.0 million year to date, or a year to date EBITDA margin of 10%
•	Backlog up 21%, to $202 million, from December 31, 2009
•	Total debt of $18.0 million as of June 30, 2010, down $3.2 million from $21.2 million as of December 31, 2009
•	DSO of 64 days as of June 30, 2010

MCLEAN, VA – (PRNEWSWIRE) – August 3, 2010, ATS Corporation (“ATSC” or the “Company”) (NYSE AMEX: ATSC), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the second quarter ended June 30, 2010.

Second Quarter Results

ATSC reported revenue of $29.2 million for the second quarter of 2010.  Revenue for the quarter decreased by 3.4% from second quarter 2009 revenue of $30.3 million.  Revenue from commercial contracts increased by $2.1 million to $8.2 million, or 34.4%.  Revenue from civilian and defense contracts decreased by $3.2 million to $21.1 million, or 13.2%.  ATSC’s quarter over quarter revenue decline in its civilian and defense areas is primarily attributed to reduced equipment purchases in the second quarter of 2010 compared to the second quarter of 2009 and the impact of several recently recompeted and awarded contracts.

Operating income for the quarter was $2.2 million and net income for the quarter was $1.1 million, or $0.05 per diluted share, compared to operating income of $2.7 million and net income of $1.2 million, or $0.05 per diluted share, for the second quarter of 2009.  EBITDA (1) was $2.8 million for the quarter, resulting in an EBITDA margin of 9.7%, compared to $3.5 million, or an EBITDA margin of 11.5% for the second quarter of 2009.  Quarter over quarter decreases in operating income and EBITDA were driven by the decline in revenue and further impacted by a drop in gross margin due to a shift in contract mix.   Offsetting the change in gross margin, the Company’s selling, general and administrative expenses declined by 6.6% and interest expense was down 55.0% due to a significant reduction in debt.

Backlog as of June 30, 2010 was approximately $202.1 million, of which $54.1 million was funded, up 21% from $166.8 million as of December 31, 2009 and up 29% from $156.1 million as of June 30, 2009.  Days sales outstanding (“DSO”) were 64 at the end of the second quarter of fiscal year 2010, consistent with the DSO in the first quarter of 2010.

As of June 30, 2010, ATSC’s balance sheet included debt of $17.5 million on its revolving credit facility and approximately $458,000 in promissory notes related to the acquisition of Number Six Software, Inc.  Additionally, the balance sheet included $52.8 million in stockholders’ equity.

Six-Month Results

ATSC reported revenue of $59.8 million for the first six months of 2010.  Revenue for the first six months increased by 4.1% over the first six months of 2009.  Revenue from commercial contracts increased $4.2 million to $14.7 million, or 39.9%.  Revenue from civilian and defense contracts decreased $1.8 million to $45.1 million, or 3.9%.

Operating income for the first six months of 2010 was $4.3 million and net income for the first six months was $2.2 million, or $0.10 per diluted share, compared to operating income of $4.4 million and net income of $1.6 million, or $0.07 per diluted share, for the first six months of 2009.   EBITDA (1) was $6.0 million for both the first six months of 2010 and 2009, resulting in an EBITDA margin of 10.0% and 10.4%, respectively.

Second Quarter Highlights and Management Comments

Second quarter new bookings totaled $30.1 million, representing a book to bill ratio of 1.0x.  The largest competitive new award received during the quarter was a $13.7 million, five-year contract with the U.S. Department of Housing and Urban Development (“HUD”), to provide application systems support for HUD’s Program Accounting System, Line of Credit Control System, and Bond Payment System.   The balance of the new bookings was from add-ons or additional funding from HUD, the Defense Technology Security Administration, the Defense Logistics Agency, the U.S. Coast Guard, and Fannie Mae, as well as the addition of several new customers in our commercial consulting business areas.

ATSC President and Chief Executive Officer Dr. Edward H. Bersoff stated, “We are pleased with our year to date results, delivering top-line growth, better than industry average EBITDA margins and DSO, continued repayment of debt, strong performance in our commercial business, and the completion of our amended and restated credit agreement in June for another three years under favorable terms.  We did experience some quarter over quarter revenue decline in our government business in the second quarter related to a heavy recompete schedule this year where we have faced some pricing pressure to remain competitive.  We do expect those recompeted awards to scale in size and scope over their multi-year period as is common in our sector.   Furthermore, we were impacted by delays in several awards we expected to be announced this past quarter, but remain optimistic that a number of these potential new contracts will contribute to our revenue base in the second half of the year.  This quarter we were also pleased to successfully complete our reappraisal at CMMI Maturity Level 3, a highly recognized standard in our industry to evaluate maturity in critical technical and managerial processes, which further affirms our commitment to the highest standards in the software development process.”

Conference Call

ATSC will conduct a second quarter conference call on Tuesday, August 3, 2010 at 5:00 p.m. ET.  The dial-in number for the live teleconference is (866) 837-9781, conference ID # 1472387.  For international participants, please call into 011-800-4040-2020 and use the same conference ID #.  A recorded replay of the teleconference will also be available on the Company website (www.atsc.com) for one year from the conference call date.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing, training and consulting to the Department of Defense, federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 600 employees at 10 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2010. In addition, the forward-looking statements included in this press release represent our views as of August 3, 2010. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 3, 2010.

Additional information about ATSC may be found at www.atsc.com.

Company Contact:
Joann O’Connell
Vice President, Investor Relations
ATS Corporation
(571) 766-2400

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571) 766-2400

(1)
EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, and depreciation and amortization.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

ATS Corporation
Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010 (unaudited)	2009 (unaudited)	2010 (unaudited)	2009 (unaudited)

Revenue	$29,246,328	$30,266,809	$59,758,311	$57,423,323

Operating costs and expenses
Direct costs	20,503,390	20,451,932	41,919,002	38,647,669
Selling, general and administrative expenses	5,908,910	6,326,616	12,312,131	12,819,131
Depreciation and amortization	636,332	767,616	1,277,169	1,551,743
Total operating costs and expenses	27,048,632	27,546,164	55,508,302	53,018,543

Operating income	2,197,696	2,720,645	4,250,009	4,404,780

Other (expense) income
Interest, net	(356,887)	(792,604)	(1,178,042)	(1,566,684)
Other income	3,892	—	503,892	—

Income before income taxes	1,844,701	1,928,041	3,575,859	2,838,096

Income tax expense	707,675	756,253	1,332,265	1,240,719

Net income	$1,137,026	$1,171,788	$2,243,594	$1,597,377

Weighted average number of shares outstanding
—basic	22,472,993	22,660,767	22,504,568	22,601,811
—diluted	22,590,473	22,660,767	22,617,016	22,601,811

Net income per share
—basic	$0.05	$0.05	$0.10	$0.07
—diluted	$0.05	$0.05	$0.10	$0.07

Reconciliation of GAAP Net Income to EBITDA (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010 (unaudited)	2009 (unaudited)	2010 (unaudited)	2009 (unaudited)
Net Income	$1,137,026	$1,171,788	$2,243,594	$1,597,377
Depreciation and amortization	636,332	767,616	1,277,169	1,551,743
Interest	356,887	792,604	1,178,042	1,566,684
Taxes	707,675	756,253	1,332,265	1,240,719
EBITDA (1)	2,837,920	3,488,261	6,031,070	5,956,523

ATS Corporation
Consolidated Balance Sheets (unaudited and audited)

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)

ASSETS
Current assets
Cash	$81,108	$178,225
Restricted cash	1,325,006	1,324,510
Accounts receivable, net	20,735,334	22,497,444
Prepaid expenses and other current assets	827,002	625,231
Income taxes receivable	146,657	205,339
Other current assets	27,035	46,057
Deferred income taxes, current	1,682,145	2,361,611

Total current assets	24,824,287	27,238,417

Property and equipment, net	2,738,205	3,011,621
Goodwill	55,370,011	55,370,011
Intangible assets, net	5,106,634	6,102,798
Other assets	146,567	146,567
Deferred income taxes	1,499,746	1,400,260

Total assets	$89,685,450	$93,269,674
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$458,353	$21,191,135
Accounts payable	5,556,163	4,753,800
Other accrued expenses and current liabilities	3,842,175	6,356,896
Accrued salaries and related taxes	3,545,009	4,541,509
Accrued vacation	2,557,954	2,259,538
Deferred revenue	561,792	1,392,457
Deferred rent – current portion	320,498	320,498

Total current liabilities	16,841,944	40,815,833

Long-term debt – net of current portion	17,515,138	—
Deferred rent – net of current portion	2,570,534	2,658,055
Other long-term liabilities	5,795	5,795

Total liabilities	36,933,411	43,479,683

Commitments and contingencies

Stockholders’ equity:
Preferred stock $0.0001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $0.0001 par value, 100,000,000 shares authorized, 31,430,639 and 31,235,696 shares issued, and 22,532,746 and 22,489,803 shares outstanding	3,143	3,124
Additional paid-in capital	132,393,214	131,702,488
Treasury stock, at cost, 8,897,893 and 8,745,893 shares held	(31,663,758)	(31,209,118)
Accumulated deficit	(47,819,385)	(50,062,979)
Accumulated other comprehensive loss (net of tax benefit of $100,643 and $400,571)	(161,175)	(643,524)

Total stockholders’ equity	52,752,039	49,789,991

Total liabilities and stockholders’ equity	$89,685,450	$93,269,674

ATS Corporation
Consolidated Statement of Cash Flows (unaudited)

	Six Months Ended June 30,
	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$2,243,594	$1,597,377
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,277,169	1,551,743
Non-cash interest expense SWAP agreement	223,504	183,404
Stock-based compensation	411,762	292,330
Directors’ fees paid in equity	103,094	88,988
Deferred income taxes	193,077	208,221
Deferred rent	(87,520)	(94,036)
Gain on disposal of equipment	(8,722)	—
Provision for bad debt	932,365	276,262

Changes in assets and liabilities, net of adjustments related to other comprehensive loss:
Accounts receivable	829,745	4,491,003
Prepaid expenses and other current assets	(201,771)	(69,644)
Restricted cash	(496)	(6,067)
Other assets	19,229	66,803
Accounts payable	830,729	1,484,818
Other accrued expenses and accrued liabilities	(1,869,085)	(1,911,097)
Accrued salaries and related taxes	(996,500)	672,066
Accrued vacation	298,417	419,908
Accrued interest	(28,367)	9,961
Income taxes payable and receivable, net	78,408	(1,321,947)
Other current liabilities	(830,666)	628,051

Net cash provided by operating activities	3,417,966	8,568,144

Cash flows from investing activities
Purchase of property and equipment	(9,074)	(86,654)
Proceeds from disposals of equipment	10,000	—

Net cash provided by (used in) investing activities	926	(86,654)

Cash flows from financing activities
Borrowings on line of credit	34,537,373	29,405,026
Payments on line of credit	(36,205,470)	(37,200,267)
Payments on notes payable	(1,549,547)	(1,127,286)
Payments on capital leases	—	(42,374)
Proceeds from exercise of stock options	4,837	—
Proceeds from stock issued pursuant to Employee Stock Purchase Plan	151,438	126,428
Payments to repurchase treasury stock	(454,640)	—

Net cash used in financing activities	(3,516,009)	(8,838,473)

Net decrease in cash	(97,117)	(356,983)

Cash, beginning of period	178,225	364,822

Cash, end of period	$81,108	$7,839

ATS Corporation
Consolidated Statement of Cash Flows (unaudited) (continued)

	Six Months Ended June 30,

	2010	2009
Supplemental disclosures:	(unaudited)	(unaudited)
Cash paid or received during the period for:
Income taxes paid	$1,061,200	$2,352,483
Income tax refunds	500	4,924
Interest paid	1,216,983	1,373,319
Interest received	10,078	46,406